Exhibit 99

May 16, 2005

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, Interim President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative
Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2005 EARNINGS

Wheeling, WV, May 16, 2005–First West Virginia Bancorp, Inc. (AMEX: FWV) Interim President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2005 was reported at $545,728 or $.36 per share, compared to $658,740 or $.43 per share reported for the same period a year earlier. The decrease in earnings during the first quarter of 2005 compared to 2004 was primarily attributed to increased noninterest expenses and the provision for loan losses, offset in part by the increases in net interest income and noninterest income.

Noninterest expenses increased $306,369 or 18.9% during the first quarter of 2005 as compared to 2004 and was primarily attributable to increased salary and employee benefits, net occupancy expense and other operating expenses. Salary and employee benefits expense in 2005 compared to 2004 increased $69,315 or 7.8% and was primarily due to the hiring of additional personnel to enhance lending operations, increased employee benefit costs and normal annual merit adjustments. Occupancy expenses increased $45,495 or 17.4% as a result of increased building maintenance costs, property taxes, insurance and equipment repair and maintenance costs. Other operating expenses increased $191,559 or 40.6% for the three months ended March 31, 2005 over 2004. Other operating expenses primarily increased due to increases in service expense, director fees, regulatory assessments, stationery and supplies expense, postage expense, the loss related to the write down of other real estate owned and other expenses, offset in part by decreases in advertising expense and other taxes. Increased operating expenses during the three months ended March 31, 2005 pertained to: a write down of other real estate owned which amounted to $55,570 and primarily relates to commercial property held by the subsidiary bank; compliance with the Sarbanes-Oxley Act Section 404; and compliance with the December 2004 Formal Agreement between the subsidiary bank and the Office of the Comptroller of the Currency. The provision for loan losses increased $60,000, from $30,000 in the first quarter of 2004 to $90,000 in the first quarter of 2005. Net interest income increased $71,993 or 3.2% over the same period in 2004. Net interest income increased primarily due to the decrease in the interest rates paid on interest bearing liabilities. Noninterest income increased $86,074 or 30.0% in the first quarter of 2005 as compared to 2004.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2005	December 31, 2004
AT PERIOD END
Total Assets	$273,202	$279,802
Total Deposits	231,719	236,171
Total Loans	150,090	154,331
Total Investment Securities	102,875	106,561
Shareholders’ Equity	23,428	23,953
Shareholders’ Equity Per Share of Common Stock	15.33	15.67

(Unaudited, in thousands, except share and per share data)	March 31, 2005	March 31, 2004
FOR THE THREE MONTHS ENDED
Net income	546	659
Provision for Loan Losses	90	30
Earnings Per Share of Common Stock	.36	.43
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.79%	.94%
Return on Average Equity	9.23%	11.78%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”